UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549




                                    FORM 8-K

                                 CURRENT REPORT

                     PURSUANT TO SECTION 13 OR 15(d) OF THE

                         SECURITIES EXCHANGE ACT OF 1934

                         ______________________________

        DATE OF REPORT (Date of earliest event reported): August 13, 2002

                         ______________________________

                           FIRST MERCHANTS CORPORATION
             (Exact Name of Registrant as Specified in its Charter)

                         _______________________________

          INDIANA                   0-17071                    35-1544218
(State or other jurisdiction (Commission File No.) (IRS Employer Identification
      of incorporation)                                        No.)


                             200 East Jackson Street
                                  P.O. Box 792
                              Muncie, IN 47305-2814
          (Address of Principal Executive Offices, including Zip Code)


                                 (765) 747-1500
              (Registrant's Telephone Number, including Area Code)

Items 1-4.        Not Applicable.

Item 5.           Other Events and Regulation FD Disclosure.

         On August 13, 2002, the Board of Directors of First Merchants Corporation declared a five percent (5%) stock dividend on its shares of outstanding common stock. The dividend is payable to shareholders of record on August 30, 2002. The date of delivery of shares to be issued pursuant to the stock dividend is September 13, 2002.

         Fractional shares will not be issued in connection with the stock dividend. In lieu of issuing fractional shares, the Company shall pay each shareholder otherwise entitled to a fractional share an amount in cash equal to the fraction of the average of the highest "bid" and the lowest "offered" quotations for a share on the August 30, 2002 record date, as reported by the National Association of Securities Dealers Automated Quotations System.

Item 6.           Not Applicable.

Item 7.           Financial Statements and Exhibits.

                           (a)      Not Applicable.

                           (b)      Not Applicable.

                           (c)      (99) Press Release dated August 16, 2002.

Item 8.           Not Applicable.

Item 9.           Not Applicable.

                                   SIGNATURES
                                   ----------

         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DATE:  August 16, 2002

                                      FIRST MERCHANTS CORPORATION


                                      /s/Larry R. Helms
                                      ---------------------------
                                      Larry R. Helms,
                                      Senior Vice President

                                                             EXHIBIT INDEX


         (99)     Press Release dated August 16, 2002.

N / E / W / S    R / E / L / E / A / S / E


August 16, 2002

FOR IMMEDIATE RELEASE
For more information, contact:
Mark K. Hardwick , Senior Vice President /Chief Financial Officer,
765-751-1857
http://firstmerchants.com

SOURCE:  First Merchants Corporation

FIRST MERCHANTS ANNOUNCES 20TH CONSECUTIVE ANNUAL DIVIDEND INCREASE

First Merchants Corporation (NASDAQ - FRME) has announced that its Board of Directors declared a 5% share dividend to its shareholders of record on August 30, 2002, payable on September 13, 2002. The Board also declared a $.23 per share cash dividend to shareholders of record on September 6, 2002, payable on September 20, 2002. The $.23 per share cash dividend is consistent with prior quarters and affords to shareholders of record on August 30, 2002, an effective 5% increase by virtue of the stock dividend. First Merchants Corporation has raised its dividend every year for the past 20 years, and is preserving that record through this share dividend.

Michael L. Cox, President and Chief Executive Officer, commented that "First Merchants Corporation is pleased to provide our shareholders with a 5% stock dividend for the second consecutive year. Twenty consecutive annual dividend increases reflects the company's operating performance and it's mission of providing consistent returns to its shareholders. Our annualized dividend of $.92 per share currently represents a 3.6% yield at today's market price. This yield is well above current Money Market rates and represents an attractive payout to our shareholders."

First Merchants recently announced first half 2002 diluted earnings of $.94 per share compared to $.88 in 2001, a 6.8% increase. Second quarter earnings were stronger and represented a 10.9% increase compared to the prior year. The Corporation is experiencing improved operating margins and has seen significant growth in its lending portfolios throughout its nine-bank family of community banks.

First Merchants Corporation is an East Central Indiana Financial Holding Company. Its subsidiaries include First Merchants Bank in Delaware County and Hamilton Counties, the Madison Community Bank in Madison County, First United Bank in Henry County, Union County National Bank, The Randolph County Bank, the First National Bank of Portland in Jay County, Decatur Bank & Trust Company in Adams County, Frances Slocum Bank in Wabash and Lafayette Bank & Trust Company in Tippecanoe County. The Corporation also operates First Merchants Insurance Services, a full-service property casualty, personal lines and healthcare insurer, headquartered in Muncie, Indiana, and is a majority member of Indiana Title Insurance Company LLC, a title insurance agency.

First Merchants Corporation common stock is traded over-the-counter on the NASDAQ National Market System under the symbol FRME and is rated A+ by Standard and Poor's Corporation. Quotations are carried in daily newspapers and can be found on the company's Internet Web page. (http://firstmerchants.com). Nine brokerage firms make a market in First Merchants Corporation stock: Robert W. Baird & Co., Inc.; Herzog, Heine, Geduld, Inc.; Howe Barnes & Johnson, Inc.; Keefe, Bruyette & Woods, Inc.; Knight Securities, L.P.; McDonald Investments, Inc.; NatCity Investments, Inc.; Sherwood Securities Corp.; and Spear, Leads and Kellog.

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